Exhibit 4.84
First Amendment to Loan and Security Agreement

This First Amendment to Loan and Security Agreement, dated as of April 5, 2013 (the “Amendment”), is made pursuant to that certain Loan and Security Agreement dated as of August 19, 2011 (as amended, modified or supplemented from time to time, the “Agreement”), among CAC Warehouse Funding LLC IV, a Delaware limited liability company, (the “Borrower”), Credit Acceptance Corporation, a Michigan corporation, (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”), Bank of Montreal, acting through its Chicago Branch (the “Lender”), BMO Capital Markets Corp., a Delaware corporation (“BMO Capital Markets”), as deal agent (the “Deal Agent”), Bank of Montreal, acting through its Chicago Branch (the “Collateral Agent”), and Wells Fargo Bank, National Association, a national banking association, as backup servicer (the “Backup Servicer”).

W i t n e s s e t h :

Whereas, the Borrower, Credit Acceptance, the Backup Servicer, the Lender, the Deal Agent and the Collateral Agent have previously entered into and are currently party to the Agreement;

Whereas, the Borrower has requested that certain amendments be made to the Agreement, and the Borrower, Credit Acceptance, the Backup Servicer, the Lender, the Deal Agent and the Collateral Agent are willing to amend the Agreement under the terms and conditions set forth in this Amendment;

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

   Section 1. Defined Terms.  Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Agreement.

   Section 2. Amendments.

    2.1.Each of the following defined terms appearing in Section 1.1 of the Agreement is  hereby amended in its entirety and as so amended shall read as follows:

“Addition Date”: (a) With respect to any Dealer Loan, the date on which such Dealer Loan is contributed or otherwise transferred by Credit Acceptance to the Borrower pursuant to the Contribution Agreement; and (b) With respect to any Purchased Loan, the date on which such Purchased Loan is contributed or otherwise transferred by Credit Acceptance to the Borrower pursuant to the Contribution Agreement.

“Amortization Event”: The occurrence of any of the following events: (i) on any Determination Date, the average Payment Rate for the preceding three (3) Collection Periods with respect to which the Payment Rate was calculated is less than 3.0%; (ii) on any Quarterly Determination Date, the Loss Rate for the preceding calendar quarter (or such portion thereof with respect to which the Loss Rate was calculated), is greater than 4.0%; (iv) a Reserve Advance is made, except if on the date of such Reserve Advance, the Aggregate Loan Amount is zero; (v) Collections are less than 80.0% of Forecasted Collections for any two (2) consecutive Collection Periods; (vi) on any Payment Date, the Weighted Average Spread Rate is less than 16.5% or (vii) the Commitment Termination Date.

“Available Funds”:  With respect to any Payment Date: (i) all amounts deposited in the Collection Account during the Collection Period (other than Dealer Collections and Repossession Expenses) that ended on the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs and investment earnings thereon; (ii) all Reserve Advances (which shall be applied in accordance with Section 2.6(c) hereof); (iii) all amounts paid by the Borrower pursuant to Section 4.5 hereof with respect to the prior Collection Period in respect of Ineligible Loans; (iv) amounts paid by the Borrower pursuant to Section 2.13 hereof; (v) all amounts paid under any Dealer Agreement; and (vi) any other funds on deposit in the Collection Account on such date (other than Dealer Collections and Repossession Expenses).

“Commitment Termination Date”: April 5, 2016, or such later date to which the Commitment Termination Date may be extended if agreed in writing among the Borrower, the Deal Agent and the Lender.

“Contribution Agreement”: The Amended and Restated Sale and Contribution Agreement, dated as of April 5, 2013, substantially in the form of Exhibit F hereto, between Credit Acceptance and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pool”: An identifiable group of Dealer Loan Contracts related to a particular Dealer Agreement identified on Schedule V hereto (as amended from time to time in accordance herewith), which, for the avoidance of doubt, may take the form of an Open Pool or Closed Pool at the time it is pledged hereunder.

“Purchase Agreement”: Each agreement between Credit Acceptance and any Dealer in substantially the form attached hereto as Exhibit J, together with any Dealer Collections Purchase Agreement.

       2.2.The following new defined terms are hereby added to Section 1.1 of the Agreement in the appropriate alphabetical sequence:

                 “Closed Pool”:  With respect to any Dealer Loan, a Pool as to which, pursuant to the terms of the related Dealer Agreement, no additional Dealer Loan Contracts may be allocated.

                “Dealer Collections Purchase”:  Defined in Section 6.15(a)

“Dealer Collections Purchase Agreement”: Defined in Section 6.15(a).

                “Dealer Collections Purchase Price”:  Defined in Section 6.15(b).

                “Open Pool”:  With respect to any Dealer Loan, a Pool as to which, pursuant to the terms of the related Dealer Agreement, additional Dealer Loan Contracts may be allocated.

            2.3.Clause (iii) of the defined term “Outstanding Balance” appearing in Section 1.1 of the Agreement are hereby amended in its entirety and replaced with the following clauses (iii) and (iv):

(iii)with respect to any Purchased Loan (other than any Purchased Loan arising from a Dealer Collections Purchase Agreement) on any date of determination, the aggregate amount advanced under such Purchased Loan plus revenue accrued with respect to such Purchased Loan in accordance with Credit Acceptance’s accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission plus recoveries on such Purchased Loan, if it has been written off, less Collections on the related Purchased Loan Contract applied through the date of determination to the reduction of the balance of such Purchase Loan and write offs of such Purchased Loan; and

                (iv)with respect to any Purchased Loan arising from a Dealer Collections Purchase Agreement on any date of determination, (A) such Purchased Loan’s pro rata share of the sum of (x) the Outstanding Balance of the related Dealer Loan as of the date of the related Dealer Collections Purchase and (y) the Dealer Collections Purchase Price with respect to such Dealer Loan (such pro rata share determined based on such Purchased Loan’s pro rata share of the forecasted collections on the pool of Purchased Loans which previously constituted Dealer Loan Contracts securing such Dealer Loan), plus following the acquisition of such Purchased Loan (B) revenue accrued with respect to such Purchased Loan in accordance with Credit Acceptance’s accounting policies set forth in its periodic reports filed with the Securities and Exchange Commission and recoveries on such Purchased Loan if it has been written off, less (C) Collections on the related Purchased Loan Contract applied through the date of determination to the reduction of the balance of such Purchased Loan and write offs of such Purchased Loan.

           2.4.The last paragraph of the defined term “Related Security” appearing in Section 1.1 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

For the avoidance of doubt, the term “Related Security” with respect to any Dealer Loan includes all rights arising under such Dealer Loan which rights are attributable to advances made under such Dealer Loan as the result of such Dealer Loan being secured by an Open Pool on the date such Dealer Loan was sold and Dealer Loan Contracts being added to such Open Pool.

           2.5.The defined term “Net Yield Percentage” contained in Section 1.1 of the Agreement and any all references to such defined term are hereby deleted from the Agreement.

           2.6.Section 2.2(a)(iii) of the Agreement is hereby amended in its respective entirety and as so amended shall read as follows:

(iii) In connection with such pledge, the Borrower (or the Servicer on its behalf) agrees to deliver to the Collateral Agent on the Closing Date or any Funding Date on which new Pools or Purchased Loans are pledged to the Collateral Agent, as the case may be, one or more computer files or microfiche lists containing true and complete lists of all applicable Dealer Agreements, Pools and Loans securing the payment of the Note and amounts due under the Transaction Documents and all of the Borrower’s obligations under the Note and the Transaction Documents as of the Closing Date or Funding Date, and all Contracts securing all such Loans, identified by, as applicable, account number, dealer number and pool number as of the end of the Collection Period immediately preceding such date.  Such file shall be marked as Schedule V hereto or as an addendum thereto, shall be delivered to the Collateral Agent as confidential and proprietary, and such Schedule V and each addendum thereto are hereby incorporated into and made a part of this Agreement.  Such Schedule V shall be supplemented and updated on the date of each Incremental Funding in the Revolving Period to include all Loans and Contracts pledged on the date of each such date so that, on each such date, the Collateral Agent will have a Schedule V that describes all Loans pledged by the Borrower to the Collateral Agent hereunder on or prior to said date of Incremental Funding, any related Dealer Agreements, Purchase Agreements and all Contracts securing or evidencing such Loans (other than those that have been released from the Collateral and those Dealer Loans that have been deemed to be satisfied pursuant to Section 6.15(b) hereto).  Such updated Schedule V shall be deemed to replace any existing Schedule V as of the date such updated Schedule V is provided in accordance with this Section 2.2(a)(iii).  Furthermore, Schedule V hereto shall be deemed to be supplemented on each date of Dealer Collections Purchase by the list set forth under Section 6.15(c).  For the avoidance of doubt, any incorrect or unintended deletions or omissions from the previous version of Schedule V shall not be effective to release the rights of the Collateral Agent in such Collateral except upon compliance with the procedures and requirements of Section 2.13, Section 4.5 or Section 8.2 hereof or Section 6.1 of the Contribution Agreement.

           2.7.Section 2.7(a) and Section 2.7(b) of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(a)Collections.  The Servicer shall transfer, or cause to be transferred, all Collections on deposit in the form of available funds in the Credit Acceptance Payment Account to the Collection Account by the close of business on the second Business Day such Collections are received therein.  The Servicer shall promptly (but in no event later than the second Business Day after the receipt thereof) deposit all Collections received directly by it in the Collection Account.  The Servicer shall make such deposits or payments on the date indicated therein by wire transfer, in immediately available funds or by automated clearing house (ACH).

(b)Initial Deposits.  On each Funding Date, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received on and after the applicable Cut-Off Date and through and including the day that is two days immediately preceding such Funding Date, in respect of the Loans.

           2.8.  Clause (iv) appearing in Section 2.13(a) of the Agreement is hereby amended by deleting the following from subclause (A) therein:

           (including Interest not yet accrued).

           2.9.Section 3.2(i) of the Agreement is hereby amended in its respective entirety and as so amended shall read as follows:

(i)No adverse selection procedures were used by the Borrower with respect to the Loans, Contracts or Dealer Agreements; provided, for the avoidance of doubt, that during the Revolving Period, the Borrower in its sole discretion may elect to pledge Dealer Loans secured by either Open Pools or Closed Pools.

           2.10.Clauses (cc) appearing in Section 4.1 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(cc)Use of Proceeds.  The proceeds of each Funding will be used by the Borrower to purchase the Loans and related Collateral from the Originator pursuant to the Contribution Agreement or, subject to Section 5.2(e), to make distributions to Credit Acceptance in respect of its equity interest in the Borrower.

           2.11.Clauses (a)(i) and (a)(vii) appearing in Section 4.2 of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(i)each Loan classified as an “Eligible Dealer Loan” (or included in any aggregation of balances of “Eligible Dealer Loans”) or as an “Eligible Purchased Loan” (or included in any aggregation of balances of “Eligible Purchased Loans”) by the Borrower or the Servicer in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Dealer Loan or Eligible Purchased Loan, as applicable, on the date so delivered; each Contract classified as an “Eligible Dealer Loan Contract” or “Eligible Purchased Loan Contract” (or included in any aggregation of balances of “Eligible Dealer Loan Contracts” or “Eligible Purchased Loan Contract”) by the Borrower or the Servicer in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Dealer Loan Contract or Eligible Purchased Loan Contract, as applicable, on the date so delivered;

(vii)no selection procedure believed by the Borrower to be adverse to the interests of the Secured Parties has been or will be used in selecting the Dealer Agreements, Loans or Contracts; provided that for the avoidance of doubt, during the Revolving Period, Credit Acceptance in its sole discretion may elect to sell to the Borrower Dealer Loans secured by either Open Pools or Closed Pools.

           2.12.The first sentence of clause (a) appearing in Section 4.5 of the Agreement is hereby amended and as so amended shall read as follows:

If a Loan or a Contract is an Ineligible Loan or Ineligible Contract, no later than the earlier of (i) knowledge by the Borrower of such Loan or Contract being an Ineligible Loan or Ineligible Contract and (ii) receipt by the Borrower from the Deal Agent, the Collateral Agent or the Servicer of written notice thereof the Borrower shall, by no later than the first Payment Date occurring after the Collection Period during which such discovery or notice thereof occurred, make a payment to the Collection Account in respect of each such Loan or Contract in an amount equal to the related Release Price.

           2.13.Clauses (k)(i), (k)(ii) and (k)(iii) appearing in Section 5.1 of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(i)Annual Reporting.  Within 120 days after the close of the Borrower’s and Credit Acceptance’s fiscal years, (A) audited consolidated financial statements for Credit Acceptance and all of its Subsidiaries, accompanied by an unqualified audit report certified by independent certified public accountants, acceptable to the Deal Agent, and prepared in accordance with GAAP and any management letter prepared by said accountants and (B) unaudited financial statements for the Borrower, including balance sheets as of the end of such period and related statements of operations, prepared as presented within the audited consolidated financial statements of Credit Acceptance and all of its Subsidiaries.

(ii)Quarterly Reporting.  Within sixty (60) days after the close of the first three quarterly periods of each of the Borrower’s and Credit Acceptance’s fiscal years, (A) unaudited consolidated financial statements for Credit Acceptance and all of its Subsidiaries, including the consolidated balance sheets as of the end of each such period and consolidated related statements of operations and cash flows for the period from the beginning of such fiscal year to the end of such quarter, prepared in accordance with GAAP and certified by its chief financial officer or treasurer as true, accurate and complete in all material respects and (B) unaudited financial statements for the Borrower, including balance sheets as of the end of each such period and related statement of operations for the period from the beginning of such fiscal year to the end of such quarter, prepared as presented within the unaudited consolidated financial statements of Credit Acceptance and all of its Subsidiaries and certified by its chief financial officer or treasurer as true, accurate and complete in all material respects;

(iii)Compliance Certificate.  Together with the financial statements required hereunder, a compliance certificate signed by the Borrower’s or Credit Acceptance’s, as applicable, chief financial officer or treasurer stating that (A) the attached consolidated financial statements of Credit Acceptance and all of its Subsidiaries have been prepared in accordance with GAAP and accurately reflect the financial condition Credit Acceptance, (B) the attached financial statements of the Borrower have been prepared as presented within the consolidated financial statements of Credit Acceptance and all of its Subsidiaries and accurately reflect the financial condition of the Borrower, and (C) to the best of such Person’s knowledge, no Termination Event or Unmatured Termination Event exists, or if any Termination Event or Unmatured Termination Event exists, stating the nature and status thereof;

           2.14.Clauses (d) appearing in Section 6.11 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

           (d)any material representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which continues unremedied for more than thirty (30) days (or a longer period, not in excess of sixty (60) days, as may be reasonably necessary to remedy such default, if the default is capable of remedy within sixty (60) days or less and the Servicer delivers an Officer’s Certificate to the Deal Agent to the effect that it has commenced, or will promptly commence and diligently pursue, all reasonable efforts to remedy the default);

           2.15.The following new Section 6.15 is hereby added to the Agreement and shall read as follows:

Section 6.15. Dealer Collections Repurchase; Replacement of Dealer Loan with Related Purchased Loans.  The parties hereto acknowledge the following:

(a)During its ordinary course of business in managing its serviced portfolio of Dealer Loans (and not based on the pool credit quality of the Dealer Loan Contracts), Credit Acceptance may from time to time agree to enter into an agreement (a “Dealer Collections Purchase Agreement”) with a Dealer, pursuant to which the Dealer agrees to sell and assign to Credit Acceptance all of its rights, interests and entitlement in and to one or more Pools of Dealer Loan Contracts securing the related Dealer Loans, including such Dealer’s ownership interest in such Dealer Loan Contracts and rights to receive the related Dealer Collections (a “Dealer Collections Purchase”).

(b)Credit Acceptance has assigned all of its rights under any Dealer Collections Purchase Agreements to the Borrower pursuant to the Contribution Agreement.  Upon the payment by Credit Acceptance to the applicable Dealer under a Dealer Collections Purchase Agreement of the purchase price thereunder (the “Dealer Collections Purchase Price”), the related Dealer Loans (including the rights to the related Dealer Loan Collections thereunder) shall be deemed to be satisfied and pursuant to the Contribution Agreement the Dealer Loan Contracts securing such Dealer Loans shall be assigned by Credit Acceptance to Borrower as Purchased Loan Contracts and the loans thereunder shall be deemed Purchased Loans.  For the avoidance of doubt, all Collections on such Purchased Loan Contracts shall be included in Available Funds.

(c)On the date of each Dealer Collections Purchase, Credit Acceptance shall deliver to the Collateral Agent a list identifying (A) all Dealer Loans satisfied as a result of such Dealer Collections Purchase, (B) each Dealer Loan Contract previously securing such Dealer Loans and (C) the Purchased Loans and Purchased Loan Contracts evidencing such Purchased Loans resulting from such Dealer Collections Purchase, in each case, identified by account number, dealer number and pool number, as applicable.  Such list shall be deemed to supplement Exhibit A to the Contribution Agreement and Schedule V hereto as of the date of such Dealer Collections Purchase.

           2.16.Clauses (a), (c) and (f) of Section 9.1 of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(a)on any Determination Date, the average Payment Rate for the preceding three (3) Collection Periods with respect to which Payment Rate was calculated is less than 2.0%; or

(c)Reserved; or

(f)any representation or warranty made or deemed to be made by the Borrower or the Originator under or in connection with this Agreement, any of the other Transaction Documents or any information required to be given by the Borrower or the Originator to the Deal Agent or the Collateral Agent to identify Loans or Contracts pursuant to any Transaction Document, shall prove to have been false or incorrect in any material respect when made, deemed made or delivered, and such failure continues unremedied for more than thirty (30) days after the earlier of (x) the date on which the Borrower or Credit Acceptance discovers such breach and (y) the date on which the Borrower or Credit Acceptance receives written notice of such breach; or

           Section 3. Conditions Precedent; Effectiveness of Amendment.  This Amendment shall not become effective until each document specified in Schedule A attached hereto has been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent has received all such executed documents.

            Section 4. Representations of the Borrower and Servicer.  Each of Borrower and Servicer hereby represent and warrant to the parties hereto that as of the date hereof each of the representations and warranties contained in Article IV of the Agreement and any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then are true and correct as of such earlier date) and that no Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.

            Section 5. Agreement in Full Force and Effect.  Except as expressly set forth herein, all terms and conditions of the Agreement, as amended, shall remain in full force and effect.

            Section 6. Execution in Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the parties hereto and be deemed an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

            Section 7. Governing Law.  This Amendment shall be construed in accordance with the laws of the State of New York, without reference to conflict of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York.

            Section 8. Fees and Expenses.  The Borrower agrees to pay on demand all costs and expenses of or incurred by the Deal Agent and the Lender in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of external counsel for the Deal Agent and the Lender.

[Signature Pages To Follow]

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In Witness Whereof, the parties hereto have caused this First Amendment to Loan and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

CAC Warehouse Funding LLC IV

By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Senior Vice President and Treasurer

Credit Acceptance Corporation

By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Senior Vice President and Treasurer

Bank of Montreal, Chicago Branch

By: /s/ Karen Louie
Name: Karen Louie
Title: Director

Wells Fargo Bank, National Association

By: /s/ Julie Tanner Fischer
Name: Julie Tanner Fischer
Title: Vice President

BMO Capital Markets Corp.

By: /s/ Matthew Peters
Name: Matthew Peters
Title: Managing Director

[Signature Page to First Amendment to Loan and Security Agreement]

Exhibit A

Condition Precedent Documents Relating to First Amendment

I.Transaction Documents
A.First Amendment to Loan and Security Agreement	Chapman
B.First Amended and Restated Contribution Agreement	Skadden

II.Opinions Of Counsel
A.Opinion of Skadden as to certain corporate and enforceability matters	Skadden
B.Opinion of Skadden as to true sale matters	Skadden
C.Opinion of Dykema as to certain corporate matters	Dykema
III.Additional Documents
A.Amended & Restated Fee Letter	Chapman
B.Good Standing Certificates	Skadden

Key:

Chapman and Cutler LLC	Chapman
Dykema	Dykema Gossett PLLC
Skadden	Skadden, Arps, Slate, Meagher & Flom LLP